EXHIBIT 10.13

TEXTECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 1st, 2006, by and between David E. Price and Textechnologies, Inc. a publicly traded company.

IT IS AGREED:

1.    Employment Term- TEXTECHNOLOGIES, INC. hereby hires and retains DAVID E. PRICE General Counsel of TEXTECHNOLOGIES, INC. for an initial one year term commencing March 1st, 2006, and to and including February 28th, 2007. (“Initial Term”). This Agreement shall automatically renew for additional one-year terms (each such term to be referred to herein as an “Additional Term”) upon conclusion of the Initial Term and shall automatically renew thereafter for subsequent Additional Terms until otherwise terminated or not renewed by either TEXTECHNOLOGIES, INC. or DAVID E. PRICE, as herein provided.

2.    Duties and Responsibilities- DAVID E. PRICE shall perform the duties and responsibilities of General Counsel in accordance with TEXTECHNOLOGIES, INC. ’s Bylaws, rules and regulations. DAVID E. PRICE shall perform such other duties and services as may be entrusted to DAVID E. PRICE by TEXTECHNOLOGIES, INC. in accordance with its Bylaws and consistent with the terms of this Agreement. During the term of this Agreement, DAVID E. PRICE shall be the official Secretary of TEXTECHNOLOGIES, INC., and DAVID E. PRICE shall report and be responsible to the executive Director Peter Maddocks.

2.1    Have full and exclusive authority to hire, compensate and terminate TEXTECHNOLOGIES, INC. staff within the framework of the approved budget.

3.    Compensation

3.1    Amount- DAVID E. PRICE shall be paid a monthly salary of $6,500.00, which amount can and shall increase from time to time as the Director deems meritable.

3.2    Payments- Such compensation payments shall be each month on the first day thereof.

4.    Other Activities- DAVID E. PRICE during the term of this Agreement , except as otherwise agreed directed by the Director, may provide services for, work with or accept or receive any payment, compensation or consideration from any other organization, firm, society, person, corporation, or otherwise, for services to be performed or performed by DAVID E. PRICE. However, said outside activities shall not interfere with DAVID E. PRICE’s ability to perform his responsibilities under this Agreement. In all such cases, DAVID E. PRICE shall inform the Director of such activities.

5.    Expense Reimbursement

5.1    In General- TEXTECHNOLOGIES, INC. shall pay or reimburse DAVID E. PRICE for all reasonable expenses incurred by DAVID E. PRICE in the performance of his duties under this Agreement, and in accordance with the policies of and budget approved by TEXTECHNOLOGIES, INC. , which expenses shall be subject to the approval of the Director.

6.    Nondisclosure of Confidential Information- DAVID E. PRICE shall not, during the term of this Agreement, or at any time thereafter, impart to anyone any confidential information which DAVID E. PRICE may acquire in the performance of his duties under this Agreement, except as permitted by TEXTECHNOLOGIES, INC. or under compulsion of law.

7.    Indemnification- TEXTECHNOLOGIES, INC. shall indemnify, defend and hold and save DAVID E. PRICE, his heirs, administrators or executors, and each of them, (DAVID E. PRICE’s Designees) harmless from any and all actions and causes of action, claims, demands, liabilities, losses, damages or expenses, of whatsoever kind and nature, including judgments, interest and attorney’s fees and all other reasonable costs, expenses and charges which DAVID E. PRICE or DAVID E. PRICE’s Designees shall or may at any time or from time to time, subsequent to the date of the employment of DAVID E. PRICE by TEXTECHNOLOGIES, INC. , sustain or incur, or become subject to by reason of any claim or claims against DAVID E. PRICE for any reason resulting from DAVID E. PRICE carrying out the terms and conditions of this Agreement, except for gross negligence, willful misconduct or criminal acts or omissions on the part of DAVID E. PRICE, and provided further that DAVID E. PRICE promptly notifies TEXTECHNOLOGIES, INC. of adverse claims or threatened or actual lawsuits. DAVID E. PRICE shall cooperate in good faith with TEXTECHNOLOGIES, INC. , its attorneys and agents in such case to the extent possible. TEXTECHNOLOGIES, INC. reserves the right to select legal counsel and to settle or otherwise dispose of any such claims as it may decide.

8.    Effects of Agreement- This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. DAVID E. PRICE shall not assign any part of his rights under this Agreement under any circumstances This Agreement shall continue in force and become an obligation of TEXTECHNOLOGIES, Inc.’s successor.

9.    Amendment and Termination

9.1    Mutual Agreement - This Agreement may be altered, amended or terminated at any time by the mutual written agreement signed by DAVID E. PRICE and the Director.

9.2    Termination - This Agreement shall terminate upon the occurrence of any of the following, with written notice of one party to the other.

 9.2.1    The 30th day after the sending of a written notice of an intention to terminate by TEXTECHNOLOGIES, INC. to DAVID E. PRICE;

 9.2.2    Nonrenewal of this Agreement. Notice must be sent at one month prior to the expiration of the Initial Term or any Additional Term, as applicable.

 9.2.3    The bankruptcy or dissolution of TEXTECHNOLOGIES, INC.

 9.2.4    The death of DAVID E. PRICE.

 9.2.5    The absence of DAVID E. PRICE by reason of physical or mental illness or other incapacity or inability of DAVID E. PRICE to perform his duties and obligations under this Agreement for more than thirty (30) consecutive calendar days and upon seven (7) days’ prior written notification by TEXTECHNOLOGIES, INC. to DAVID E. PRICE of an intent to terminate because of such absence or inability.

9.2.6    The material breach of this Agreement, or the grossly negligent or willful nonperformance by DAVID E. PRICE of his obligations under this Agreement or the commission of dishonest, fraudulent or criminal acts on the part of DAVID E. PRICE.

9.2.7    Termination by DAVID E. PRICE- DAVID E. PRICE may terminate his employment for the reasons set forth below, by giving written notice of such termination to TEXTECHNOLOGIES, INC. at least thirty (30) days in advance of the termination date stated in such notice. Additionally, in the event DAVID E. PRICE decides not to renew this Agreement, she shall provide written notice to TEXTECHNOLOGIES, INC. of his intention not to renew at least thirty (30) days prior to the expiration of the Initial Term or any Additional Term, as applicable.

9.2.8    TEXTECHNOLOGIES, INC may terminate DAVID E. PRICE’s employment for any reason whatsoever. In the event of a termination by DAVID E. PRICE without Good Reason (as defined below), or in the event DAVID E. PRICE decides not to renew this Agreement:

a.    DAVID E. PRICE shall continue his work for TEXTECHNOLOGIES, INC. during the thirty (30) day notice period, unless otherwise requested by TEXTECHNOLOGIES, INC.

DAVID E. PRICE shall assist TEXTECHNOLOGIES, INC. in securing and training his successor, as requested by TEXTECHNOLOGIES, INC. , during such period. In order to make the transition to a new General Counsel and the operation of TEXTECHNOLOGIES, INC to continue as smoothly as possible and without interruption, simultaneous with his thirty (30) day notice, DAVID E. PRICE shall submit a written exit/transition strategy plan. The plan shall include recommendations and timetable for assisting TEXTECHNOLOGIES, INC. in selecting a successor and for facilitating the transition to a new David E. Price Vice President. DAVID E. PRICE shall continue to perform the duties and responsibilities of David E. Price Vice President during the thirty (30) day notice period, and shall cooperate as may be otherwise requested by TEXTECHNOLOGIES, INC. . TEXTECHNOLOGIES, INC. shall pay DAVID E. PRICE any salary for the period worked; and

b.    DAVID E. PRICE shall receive no termination compensation.

13.3.2     Termination of DAVID E. PRICE’s employment for “Good Reason” shall mean a termination based on the occurrence, without DAVID E. PRICE’s express prior written consent, of any of the following events:

a.    Any reduction by TEXTECHNOLOGIES, INC. in DAVID E. PRICE’s salary;

b.    The assignment to DAVID E. PRICE of any duties inconsistent with his positions, duties, responsibilities and status with TEXTECHNOLOGIES, INC., or any material change in DAVID E. PRICE’s reporting responsibilities, titles or offices;

c.    A requirement to relocate, except for office relocations that would not increase DAVID E. PRICE’s one-way commute distance by more than fifty (50) miles from the most recent principal residence selected by DAVID E. PRICE prior to notice of relocation and except for required travel on TEXTECHNOLOGIES, INC. business;

d.    The failure by TEXTECHNOLOGIES, INC. to cure any material breach by TEXTECHNOLOGIES, INC. of any provision of this Agreement within thirty (30) days after receipt of written notice from DAVID E. PRICE of the breach;

e.    The failure by TEXTECHNOLOGIES, INC. to obtain the assumption of this Agreement by any successor or assign of TEXTECHNOLOGIES, INC. ; or

f.    Any purported termination of DAVID E. PRICE’s employment which is not effected pursuant to Section 13.2.

10.   Other Provisions

10.1    Joint Effect of Agreement- Nothing in this Agreement shall be deemed to create a partnership or agency relationship between TEXTECHNOLOGIES, INC. and DAVID E. PRICE to make DAVID E. PRICE jointly liable with TEXTECHNOLOGIES, INC. for any obligation arising out of the activities and services contemplated by this Agreement.

10.2    Section Headings- Section headings and numbers have been inserted for convenience of reference only, and if these shall be any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

10.3    Counterparts- This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall be considered one and the same instrument.

10.4    Waiver- Waiver by either party of any term or condition of this Agreement or any breach shall not constitute a waiver of any other term or condition or breach of this Agreement.

10.5    Bond- TEXTECHNOLOGIES, INC. may, at its option and expense, obtain a faithful performance and fidelity bond on DAVID E. PRICE.

10.6    Execution and Applicable Law- This Agreement shall be governed in accordance with the laws of the State of Maryland in every respect. Any action or claim arising out of this Agreement must be brought in a court located in the state of Maryland, USA.

10.7    Notices- Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon delivery or personal service or two days after the mailing thereof by certified mail, return receipt requested, postage prepaid addressed:

10.7.1    If to TEXTECHNOLOGIES, INC. to :

  Peter Maddocks, Dir.
  31-32 Ely Place
  London, EC1N 6TD
  UK

10.7.2    If to DAVID E. PRICE, to:

  13520 Oriental St
  Rockville, Md 20853
  USA

11.    Arbitration

11.1    All disputes arising out of or concerning the validity, interpretation or application of this Agreement, including without being limited to any claims that the application of this Agreement or the termination of the employment relationship established by this Agreement violates any federal, state, or local law, regulation, or ordinance, shall be resolved timely and exclusively by final and binding arbitration. Said Arbitration can take place anywhere within 20 miles of Washington, DC. An arbitrator shall be chosen from a list of several, with agreement between the parties on the final choice. The arbitration opinion and award shall be final and binding on TEXTECHNOLOGIES, INC. and DAVID E. PRICE and shall be enforceable by any court sitting within any jurisdiction, within or without the United States. TEXTECHNOLOGIES, INC. and DAVID E. PRICE shall share equally all costs of arbitration excepting their own attorney’s fees unless and to the extent ordered by the arbitrator(s) to pay the attorneys’ fees of the prevailing party.

11.2    The Parties recognize that this Section means that certain claims will be reviewed and decided only before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including speed of resolution, lower costs and fees, and more flexible rules of evidence. The arbitrator or arbitrators duly selected shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rule of Civil Procedure.

11.3    These Sections 14.8 are intended by TEXTECHNOLOGIES, INC. and DAVID E. PRICE to be enforceable under the Federal Arbitration Act

12.    Entire Agreement - This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written.

13.    Legal Fees. All reasonable legal fees paid or incurred by DAVID E. PRICE pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by TEXTECHNOLOGIES, INC. if DAVID E. PRICE is successful on the merits pursuant to a legal judgment, arbitration or settlement.

14.    Survival of Terms. Sections 10 and 11 of this Agreement shall survive the expiration or termination of this Agreement.

IN WITNESS WHISEOF, the parties to this Agreement have signed it on the day and date first written above.

/s/ Peter Maddocks	__________________________
Peter Maddocks, on behalf of Textechnologies, Inc.	David E. Price, Esq.